OLEM iPath ® Pure Beta Crude Oil ETN Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119 July 6, 2012

iPath ® Platform
Institutional Wealth Management Retail
•
Efficient access to futures markets
•
Tradable index-linked structured
investment
•
Short-term views /cash management
•
FX, Commodity, Emerging Markets
and Volatility
•
Cost efficient
•
Liquidity and ease of exit
•
Access to hard-to-reach asset classes
•
Easy to use investment
•
Leveraged and inverse exposures
As of 6/29/2012.
Sources: Bloomberg
Percent market
share of US ETNs
Asset Classes US Listed iPath ETNs
Billion dollars in total
iPath
®
trading since
launch
$10,000,000,000
Peak Notional Outstanding
(03 / 2011)
iPath is a leading US exchange traded notes (ETNs) platform with commodity, volatility, equity, FX and rates offerings used by a broad range of clients

5 76
5 39
633

Investment in Oil
Crude oil spot prices are not directly
investable , without taking physical delivery of the
commodity.
Oil exposure may be obtained by investing in oil futures contracts
•
iPath
®
ETNs offer an operationally-efficient exposure to oil futures
OIL:
iPath
®
S&P GSCI Crude Oil Total Return Index ETN
•
First generation iPath
®
commodity ETN
•
Directly tracks the oil benchmark index, the S&P GSCI
®
Crude Oil Total Return Index
–
Exposure to near front-month futures
–
Closer to spot, but potentially high “roll cost”
OLEM:
iPath
®
Pure Beta Crude Oil ETN
•
Second generation iPath
®
commodity ETN
•
Tracks the Barclays WTI Crude Pure Beta TR Index
–
Seeks to track Oil prices more effectively by looking across multiple points of the futures curve
–
Seeks to avoid congestion at the front end of the curve and reduce negative roll yield in contango markets

2
1
1. The spot price refers to the prices quoted for immediate payment and delivery of a particular physical commodity. Investing in the spot price implies physical ownership of the commodities. A number of associated costs such as delivery, storage and insurance would apply upon physical ownership. The crude oil spot price popularly quoted in the news is by definition not an investable return.
2.  Futures contracts are, by their terms, subject to expiration. Investors seeking to maintain exposure to a particular futures contract are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date. When contracts with more distant expiration dates are priced higher than contracts with earlier expiration dates, rolling the futures contract may result in a loss that is referred as “roll cost”.

iPath

Performance as a % of initial value

BARCLAYS

WTI Crude Oil Spot S&P GSCI ® Crude Oil TR
Barclays WTI Crude Pure Beta
TR
Annualized Returns 14.9% 5.3% 14.2%
Annualized
Volatility¹
33.0% 34.2% 31.8%
Estimate Annual Roll
Cost²
N/A 11.4% 2.6%
Correlation to WTI
spot³
100.0% 96.7% 97.2%
Source: Bloomberg, 1/1/2002- 6/29/2012
The Barclays WTI Crude Pure Beta TR Index was launched in October 2009. The information prior to launch dates included above is hypothetical historical.  You should not rely on historical or hypothetical historical information.  Such historical and hypothetical historical information is not indicative of future performance. You cannot invest directly in an index.
1. Annualized Volatility is calculated as a standard deviation of natural logarithm of monthly returns in the observation period multiplied by the square root of 12.
Because the annualized volatility is based on historical data, it may not predict variability on annualized future performance.
2. Estimated as the difference between the returns of the WTI Crude Oil Spot index and the excess returns version of the relevant investable index.
3. Using monthly data. Correlation is the term used to describe the historical statistical relationship between two or more quantities or variables. Perfectly correlated assets have a correlation coefficient of one, while the correlation coefficient is zero when returns on two assets are completely independent.
Index Performance

WTI Crude Oil Spot
S&P GSCI ® Crude Oil TR
Barclays WTI Crude Pure Beta TR
1200
1000
800
600
400
200
0
2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012

WTI futures price (USD/brl)
90
89
88
87
86
85
84
0
1
2
3
4
5
6
7
8
9
10
11
12
13
14

Roll cost may be reduced by investing in different tenor across the futures curve:
Historically
, S&P GSCI Crude Oil Index generated an average roll cost of 11.5%
Historically ,
Barclays WTI Crude Pure Beta Index
generated an average roll cost of 2.7%
Liquidity of WTI futures contracts is not limited to the front-month contracts
1. Source: Bloomberg, 1/1/2002-6/29/2012. The Barclays WTI Crude Pure Beta TR Index was launched in October 2009. The information prior to launch dates included above is hypothetical historical.  You should not rely on historical or hypothetical historical information.  Such historical and hypothetical historical information is not indicative of future performance. You cannot invest directly in an index.
2. Source: Bloomberg, as of 6/29/2012. For illustrative purposes only.
Oil is more than front month

Tenor (months)
Liquidity pockets for WTI futures
1
1
Front month
open interest :
$23.8 bn
5th month
open interest :
$14.6bn
11th month
open interest :
$6.9 bn
2
:

Pure Beta methodology
Pure Beta uses a quantitative approach to generate commodity returns that attempt to be more representative of the commodity market by choosing a liquid tenor index along the curve that has specific characteristics
Pure Beta uses a multi-step allocation process intended to implement an allocation that mitigates curve dislocation and minimizes roll cost.
Each month, Pure Beta allocates to one of the 12 front futures contracts using a 4-step process:
Step 1
Step 2
Step 3
Step 4
1. The “Front Year Average Price” is calculated as the average of the settlement prices of the contracts in the upcoming 12 months weighted by their open interest. Page 6
Calculate the Front Year Average Price of Oil
Rank contracts based on the Tracking Error to the Front Year Average Price
Filter Out Illiquid Tenors
Filter Out Dislocated Tenors
1

Monthly Index Returns
Source: Bloomberg, 12/31/2001-6/29/2012
The Barclays WTI Crude Pure Beta TR Index was launched in October 2009. The information prior to launch dates included above is hypothetical historical.  You should not rely on historical or hypothetical historical information.  Such historical and hypothetical historical information is not indicative of future performance. You cannot invest directly in an index.

S&P GSCI
®
Crude Oil Total Return Index
Barclays WTI Crude Pure Beta TR Index
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year
-1.1% 8.9% 19.9% 2.6% -4.3% 5.0% 0.2% 9.9% 5.8% -9.5% 0.6% 13.1% 59.9%
11.5% 8.6% -11.8% -9.4% 11.2% 8.1% 3.5% 5.6% -6.4% 2.7% 5.6% 8.3% 39.7%
0.7% 11.1% 2.5% 8.0% 9.5% -3.7% 14.8% -0.3% 15.6% 7.2% -3.8% -11.7% 57.2%
12.5% 8.5% 8.9% -11.2% 3.0% 10.8% 5.8% 11.5% -4.5% -9.1% -4.1% 5.6% 39.6%
10.5% -8.6% 6.5% 7.8% -2.3% 2.9% 0.8% -5.6% -10.8% -6.4% 4.8% -4.2% -6.9%
-6.7% 6.8% 5.9% -2.5% -4.7% 7.3% 9.7% -5.5% 11.4% 17.6% -4.0% 9.1% 49.7%
-3.2% 10.8% 0.2% 12.3% 14.6% 10.8% -11.4% -7.0% -13.8% -31.8% -19.7% -16.1% -50.0%
-8.4% -3.8% 8.0% -1.1% 25.8% 4.6% -0.6% -2.7% -0.6% 8.6% 1.1% 0.2% 31.0%
-8.8% 7.8% 4.7% 4.5% -17.1% 0.1% 3.7% -6.8% 7.8% 0.5% 2.5% 8.4% 3.8%
1.9% 1.9% 7.9% 6.0% -9.7% -7.4% -0.5% -7.9% -11.6% 17.1% 8.2% -1.2% 0.8%
0.2% 8.3% -3.8% 1.0% -17.3% -1.4% -14.1%
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year
-4.0% 9.8% 19.6% 3.1% -4.6% 5.1% 0.8% 9.7% 4.7% -10.7% 1.3% 16.2% 58.3%
9.7% 12.5% -12.2% -13.4% 15.9% 6.0% 2.1% 3.7% -7.7% -0.4% 5.7% 7.4% 27.5%
2.9% 12.0% 1.1% 6.1% 7.1% -7.4% 17.9% -2.7% 18.0% 5.2% -5.1% -12.5% 44.8%
10.7% 6.1% 6.0% -12.6% 1.7% 6.6% 5.8% 12.4% -4.7% -8.9% -5.3% 5.2% 21.2%
10.5% -10.7% 5.7% 6.1% -2.5% 3.1% -0.6% -6.9% -11.5% -8.8% 4.7% -4.4% -17.0%
-6.1% 5.4% 4.0% -4.1% -4.8% 9.7% 10.6% -4.7% 12.4% 17.2% -4.9% 8.5% 47.4%
-3.7% 11.1% 0.9% 12.4% 12.5% 9.7% -11.6% -6.9% -12.8% -32.4% -20.8% -22.6% -55.5%
-18.9% -8.7% 7.6% -2.5% 27.5% 4.2% -2.2% -1.9% 0.3% 8.4% -0.5% 0.0% 7.2%
-8.7% 8.7% 4.7% 1.8% -18.4% 0.6% 3.7% -9.4% 9.5% 0.9% 2.6% 8.0% -0.1%
-0.4% 1.3% 8.8% 6.2% -10.4% -7.6% -0.2% -7.6% -10.9% 17.4% 7.8% -1.7% -1.3%
-0.6% 8.3% -4.2% 1.3% -17.8% -2.2% -15.9%

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http://www.ipathetn.com/downloads/pdf/pure_beta_basics.pdf

®

Appendix Page Futures roll yield/cost 10 Historical allocation of Pure Beta Oil 11 Detailed Methodology 12-14 Allocation Example 15 The Pure Beta Suite 16 Page 9

Futures Roll Yield/Cost
Price
Time to expiry
Contango
Price
Time to expiry
Backwardation
• An expiring contract is sold and a longer-term
contract is purchased at a higher price
• May negatively impact a long position in a futures
contract (“roll cost”)
• An expiring contract is sold and longer-term
contract is purchased at a lower price
• May positively impact a long position in a futures
contract (“roll yield”)
For illustrative purposes only.
Each scenario above assumes that the price and shape of the futures curve remains constant and a long position in a futures contract is rolled.
Roll yield/cost is an important component of the returns of indices investing in oil futures, and will depend on the shape of the futures curve

Number of months deferred
Dec-01
Jun-02
Dec-02
Jun-03
Dec-03
Jun-04
Dec-04
Jun-05
Dec-05
Jun-06
Dec-06
Jun-07
Dec-07
Jun-08
Dec-08
Jun-09
Dec-09
Jun-10
Dec-10
Jun-11
Dec-11
Jun-12

BARCLAYS

Pure Beta Oil - Allocations
Historical allocations of the Barclays WTI Crude Pure Beta TR Index
Source: Barclays Capital, 12/31/2001- 6/29/2012
The Barclays WTI Crude Pure Beta TR Index was launched in October 2009. The information prior to launch dates included above is hypothetical historical.  You should not rely on historical or hypothetical historical information.  Such historical and hypothetical historical information is not indicative of future performance. You cannot invest directly in an index. Page 11
0
1
2
3
4
5
6
7
8

Pure Beta Methodology (1)
• Front Year Average Price (FYAP)
– An open interest-weighted average price of contracts with
expiries in the next 12 months
– Designed to be a more reflective measure of the true
economic value of a given commodity than the front
month price
• Determine the Tenor Indices that are the best proxies for the front year average price by measuring the tracking error of each index to the front year average price
• Tracking error is the standard deviation of the past 3 months of differences between the daily returns of the front year average price and a Tenor Index
Step 1: Calculate the Front Year Average
Price (FYAP) for a Commodity
Step 2: Calculate the Tracking Error of each
Tenor Index to the FYAP
0%
1%
2%
3%
4%
5%
6%
7%
1 2 3 4 5 6 7 8 9 10 11 12
The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.
Tracking Error to FYAP Open Interest
% of Total
Open Interest Price
Contract 1 348,022
37.7%
77.28
Contract 2
102,819 11.1%
78.66
Contract 3 90,525
9.8%
79.84
Contract 4 28,414 3.1% 80.74
Contract 5
24,735
2.7% 81.52
Contract 6 107,030 11.6% 82.24
Contract 7 27,728 3.0% 82.85
Contract 8 13,753 1.5% 83.36
Contract 9 26,196 2.8% 83.86
Contract 10 15,506 1.7% 84.37
Contract 11 15,823 1.7% 84.91
Contract 12 123,804 13.4% 85.46
Front Year Average 80.27
Tenor Index

✓
		✓
		✓
		✓
		×
		✓
		✓
		✓
		✓
		×
		×
		×

Volatility

• Tenor Indices with a percentage of total open interest of less than
7% are removed to avoid an allocation to a less liquid contract
• Percentage open interest for a Tenor Index is the open interest of the Tenor Index’s contract divided by the commodity’s front year total open interest on any particular day
• Identify Tenor Indices that appear to be experiencing
unusual flows
• Assume that under “normal” conditions, the volatility of a
Tenor Index decreases with its maturity
• Seek to avoid Tenor Indices that violate this downward-
sloping volatility rule
Step 3: Filter Out Illiquid Tenor Indices Step 4: Filter Out Dislocated Tenor Indices
25%
30%
35%
40%
45%
50%
1 2 3 4 5 6 7 8 9 10 11 12
Tenor Index
Dislocation
Downward sloping
volatility profile
Pure Beta Methodology (2)
The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.
Curve Dislocation
Tenor
Index Open Interest
% of Total
Open Interest Eligible?
1 92,462 16.8%
2
62,238 11.3%
3 41,772
7.6%
4 63,324 11.5%
5
23,670 4.3%
6 58,819 10.7%
7
63,250 11.5%
8
53,107 9.7%
9 41,954 7.6%
10
17,790 3.2%
11 17,200 3.1%
12
14,368 2.6%

Pure Beta Methodology (3)
The Pure Beta methodology allocates to a contract along the futures curve that has the lowest tracking error to the Front Year Average Price, subject to liquidity and curve dislocation filters
Pure Beta Allocation
Filter Out Illiquid Tenors
Filter Out Dislocated Tenors
* Stylized example for illustrative purposes only.
0%
1%
2%
3%
4%
5%
6%
7%
8%
1 2 3 4 5 6 7 8 9 10 11 12
Tenor Index
Tracking Error to FYAP*

iPath

Tracking Error to FYA

Percentages Open Interest

Volatility

Tracking Error to FYA

BARCLAYS

0%
1%
2%
3%
4%
5%
6%
7%
8%
1 2 3 4 5 6 7 8 9 10 11 12
Tenor Index
25%
30%
35%
40%
45%
50%
1 2 3 4 5 6 7 8 9 10 11 12
Tenor Index
Downward sloping
volatility profile
Dislocation
Pure Beta: Example
Tracking Error to FYAP*
Select Tenor Index 6
Tenor Liquidity Percentages*
Curve Dislocation* Tenor Index Selection*
Illiquid
Dislocated
Eligible
Selected
The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.
0%
2%
4%
6%
8%
10%
12%
14%
16%
18%
1 2 3 4 5 6 7 8 9 10 11 12
Tenor Index

0%
1%
2%
3%
4%
5%
6%
7%
8%
1 2 3 4 5 6 7 8 9 10 11 12
Tenor Index

The Pure Beta Suite
The Pure Beta methodology has been applied to a variety of broad, sector, or single commodity indices.
The iPath
®
suite offers the following Pure Beta ETNs:
Aluminum
Cocoa
BCM, SBV
Single
Energy Agriculture Livestock Industrial Metals Precious Metals
Energy Agriculture Livestock Precious Metals
Grains Softs
Crude Oil
Coffee
Cotton
Sugar
Copper
Nickel
Lead
Broad
Sectors
DIRT ONG LSTK HEVY BLNG
FOIL
CUPM
NINI
LEDD
CHOC
CAFE
CTNN
SGAR
OLEM
Path ® Commodity ETNs are linked to indices reflecting returns potentially available from an investment in futures contracts on the specified physical commodities. Please see the applicable prospectus for additional information.
GRWN
WEET

Industrial Metals

Selected Risk Considerations
An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.
You May Lose Some or All of Your Principal The ETNs are exposed to change in the level of the underlying index between the inception date and
Credit of Barclays Bank PLC The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly,
Issuer Redemption If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but
Market and Volatility Risk The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due
Concentration Risk Because certain ETNs are linked to an index composed of futures contracts on a single commodity or in only one commodity
Barclays Capital Pure Beta Series 2 Methodology The Barclays Capital Pure Beta Series 2 Methodology seeks to mitigate distortions in the
Disclosure

commodities markets associated with investment flows and supply and demand distortions. However, there is no guarantee that the Pure Beta
Series 2 Methodology will succeed in these objectives and an investment in the ETNs linked to indices using this methodology may underperform compared to an investment in a traditional commodity index linked to the same commodities.
sector, such ETNs are less diversified than other funds. The ETNs can therefore experience greater volatility than other funds or investments.
to supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships, governmental policies and economic events.
not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.
an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of
Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.
the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.
:
:
:
:
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A Trading Market for the ETNs May Not Develop Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.
No Interest Payments
from the ETNs
Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions You must redeem at least 25,000 or 50,000
(depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.
Uncertain Tax Treatment Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE
© 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC.
“S&P GSCI ® ”, “S&P GSCI ® Index”, “S&P GSCI ® Total Return Index”, and “S&P GSCI ® Crude Oil Total Return Index” are trademarks of Standard
& Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI ® to track general stock market performance.
The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.
BlackRock Investments, LLC assists in the promotion of the iPath ETNs.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.
:
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You may not receive any interest payments on the ETNs.